Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 25, 2018

LEGGETT & PLATT REPORTS 8% SALES GROWTH AND $.67 EPS

Carthage, MO, October 25, 2018 —

◾	3Q sales were $1.09 billion, an 8% increase versus 3Q 2017; volume up 3%

◾	3Q EPS was $.67, a $.06 increase versus 3Q 2017

◾	Reducing 2018 EPS guidance to $2.40-$2.50; expect approx. $4.25 billion of sales

Diversified manufacturer Leggett & Platt reported third quarter sales of $1.09 billion, an increase of 8% versus third quarter 2017. Organic sales grew 6%, with volume up 3%. Sales growth in U.S. Spring, Automotive, Adjustable Bed, Aerospace, Steel Rod and Work Furniture was partially offset by soft demand in most other businesses. Raw material-related selling price increases, partially offset by currency impact, added 3%. Acquisitions, net of divestitures, contributed 2% to sales growth.

Third quarter earnings were $.67 per share, up 10% versus $.61 per share in third quarter 2017 primarily from increased metal margin in our Steel Rod business and volume growth. These improvements were partially offset by higher raw material and transportation costs in several businesses, less overhead recovery where we are reducing inventories, and start-up costs in a few of our growing businesses. EBIT improved versus third quarter 2017 in part due to the non-recurrence of last year’s $5 million (pretax) impairment charge and $3 million (pretax) divestiture loss. Excluding these items from the prior year results, EBIT increased 6%. Last year’s third quarter earnings were also impacted by a $6 million divestiture-related tax benefit.

CEO Comments

President and CEO Karl G. Glassman commented, “We are pleased with our 8% sales growth in the third quarter, reflecting strength in several businesses and raw material-related selling price increases. EBIT margin improved sequentially (from 11.0% in second quarter to 11.4% in third quarter) but declined slightly versus the prior year’s adjusted1 EBIT margin (from 11.6% to 11.4%). Our raw material cost increases have moderated but are still a headwind in several of our businesses, including Home Furniture, European Spring and Flooring Products.

“Demand continues to be strong in our U.S. Spring business, with Comfort Core® innerspring units up 22%. We also benefited from higher trade volume and improved metal margins in our Steel Rod business. Adjustable Bed sales were up 27%, however, earnings were negatively impacted by promotional activity and lower production rates as we reduced inventory. Automotive growth moderated to 4% in the quarter as vehicle production slowed, particularly in Europe and Asia. With our pipeline of awarded future programs, we continue to be confident in our expectations for strong long-term performance in this business.

“We are reducing our full year sales guidance to the low end of our prior range and now expect 2018 sales of approximately $4.25 billion. We are also reducing our 2018 EPS guidance to $2.40-$2.50 on lower than previously expected sales in Automotive, a pricing lag on raw material increases in our European Spring, Flooring Products and Fabric businesses, continued volume weakness in Home Furniture and European Spring, and promotional activity and lower overhead recovery in Adjustable Bed.

[1]	Please refer to attached tables for non-GAAP reconciliations

1 of 6

“Our financial base remains strong. We ended the quarter with $545 million available through our commercial paper program. We repatriated $50 million of offshore cash in the third quarter, bringing our year-to-date repatriated total to $173 million. We expect to repatriate approximately $275 million of cash for the full year. Net debt to net capital1 was 41%, slightly above our 30% - 40% target range and our debt was 2.3 times our trailing 12-month adjusted1 EBITDA.

“Our decade-long goal of achieving Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods continues to be our main financial priority. While our recent performance has not met this target, we strongly believe our disciplined growth strategy and use of capital will continue to support achievement of our top-third goal over time.”

Dividends and Stock Repurchases

In September, Leggett & Platt’s Board of Directors declared a $.38 per share third quarter dividend, two cents higher than last year’s third quarter dividend. This year marks the company’s 47th annual dividend increase, a record of consecutive dividend increases that only ten S&P 500 companies currently exceed. Leggett & Platt is proud of its dividend record and plans to extend it.

At yesterday’s closing share price of $37.60, the indicated annual dividend of $1.52 per share generates a dividend yield of 4.0%, one of the highest dividend yields among the 53 stocks of the S&P 500 Dividend Aristocrats.

During the third quarter the company purchased 0.1 million shares of its stock at an average price of $45.41 and issued 0.4 million shares. For the first three quarters of 2018, the company repurchased 2.6 million shares at an average price of $43.12 and issued 1.1 million through employee benefit plans and option exercises. At quarter end, 130.4 million shares were outstanding, a 1.1% reduction over the last 12 months.

2018 Guidance

2018 sales guidance is now approximately $4.25 billion (the low end of the prior range of $4.25-$4.35 billion), an increase of 8% versus 2017. The company expects low-single-digit volume growth for the full year. Raw material-related selling price increases should also contribute to sales growth. Acquisitions, net of divestitures, are expected to add 2% to sales.

EPS guidance is reduced to $2.40–$2.50 versus the prior range of $2.55-$2.70. This decrease is primarily from the negative impact of lower than previously expected sales in Automotive, a pricing lag on raw material increases in the European Spring, Flooring Products and Fabric businesses, continued volume weakness in Home Furniture and European Spring, and promotional activity and lower overhead recovery in Adjustable Bed. EPS guidance assumes an approximate 21% tax rate. Based upon this guidance range, 2018 EBIT margin should be 10.8%-11.2%.

Implied in full-year guidance is fourth quarter EPS of $.53—$.63, on sales of $1.03 billion.

Cash from operations is now expected to approximate $400 million in 2018, with working capital increases from sales growth and inflation being a meaningful use of cash. Our full year estimate for capital expenditures is approximately $185 million. Dividend payments should approximate $195 million. The company’s target for dividend payout is 50–60% of adjusted1 earnings; payout for 2018 is expected to be near the high end of the target range.

The company’s top priorities for use of cash remain organic growth, dividends, and strategic acquisitions. After funding those priorities, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

LIFO

Approximately 50% of our inventories are valued on the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. Some of our commodity costs have stabilized since the end of the second

2 of 6

quarter, and we now anticipate full year LIFO expense to be $33.0 million (versus our prior estimate of $37.5 million). We have incurred LIFO expense of $24.8 million for the first nine months of the year ($6.0 million during the third quarter). In contrast, during the first nine months of 2017, the company recognized LIFO expense of $12.0 million ($9.5 million during the third quarter).

SEGMENT RESULTS – Third Quarter 2018 (versus the same period in 2017)

Residential Products – Total sales grew 4%, from a 3% increase in same location sales and 1% from acquisitions. Volume decreased 1%, despite 5% growth in U.S. Spring. Raw material-related selling price increases added 5% to sales growth. Currency negatively impacted sales by 1%. EBIT decreased $8 million primarily from lower volume and higher raw material costs.

Industrial Products – Total sales grew 28% from raw material-related selling price increases (19%) and higher volume (9%). EBIT increased by $24 million from improved metal margins at our steel rod mill and the non-recurrence of last year’s $5 million impairment of a small operation.

Furniture Products – Total sales increased 4%, from volume gains in Adjustable Bed and Work Furniture partially offset by declines in Home Furniture and Fashion Bed. EBIT decreased $11 million primarily from higher raw material costs, promotional activity, and lower overhead recovery.

Specialized Products – Total sales increased 11%. Same location sales increased 3%. Volume was up 5% from growth in Automotive and Aerospace, partially offset by a negative currency impact of 2%. The PHC acquisition added 10% to sales growth, partially offset (2%) by last year’s Commercial Vehicle Products divestiture. EBIT increased $9 million primarily from higher volume and the non-recurrence of last year’s $3 million divestiture loss.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, October 26. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Fourth quarter results will be released after the market closes on Monday, February 4, 2019 with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) flooring underlayment; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets, the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Forms 10-K and 10-Q. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Vice President, Investor Relations

Wendy M. Watson, Director, Investor Relations

Cassie J. Branscum, Manager, Investor Relations

3 of 6

LEGGETT & PLATT	Page 4 of 6	October 25, 2018

RESULTS OF OPERATIONS [1]	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2018	2017	Change	2018	2017	Change
Net sales (from continuing operations)	$1,091.5	$1,009.7	8%	$3,222.8	$2,959.3	9%
Cost of goods sold	864.4	793.2		2,547.3	2,285.4

Gross profit	227.1	216.5	5%	675.5	673.9	0%
Selling & administrative expenses	100.7	95.4	6%	313.2	306.2	2%
Amortization	5.2	6.2		15.3	16.0
Other expense (income), net	(3.2)	5.7		(5.9)	4.3

Earnings before interest and taxes	124.4	109.2	14%	352.9	347.4	2%
Net interest expense	11.1	8.5		36.7	26.0

Earnings before income taxes	113.3	100.7		316.2	321.4
Income taxes	23.3	17.2		63.2	64.2

Net earnings from continuing operations	90.0	83.5		253.0	257.2
Discontinued operations, net of tax	—	(0.9)		—	(0.9)

Net earnings	90.0	82.6		253.0	256.3
Less net income from non-controlling interest	—	—		(0.1)	—

Net earnings attributable to L&P	$90.0	$82.6	9%	$252.9	$256.3	(1%)

Earnings per diluted share
From continuing operations	$0.67	$0.61	10%	$1.87	$1.87	0%
From discontinued operations	$0.00	($0.01)		$0.00	($0.01)
Net earnings per diluted share	$0.67	$0.60	12%	$1.87	$1.86
Shares outstanding
Common stock (at end of period)	130.4	131.8	(1.1%)	130.4	131.8
Basic (average for period)	133.8	135.7		134.4	136.1
Diluted (average for period)	134.7	136.9	(1.6%)	135.4	137.5

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2018	2017	Change	2018	2017	Change
Net earnings	$90.0	$82.6		$253.0	$256.3
Depreciation and amortization	33.8	32.2		101.0	94.4
Working capital decrease (increase)	11.9	(8.1)		(121.5)	(117.7)
Impairments	0.1	4.5		0.3	4.6
Other operating activity	(9.3)	(5.8)		18.3	23.9

Net Cash from Operating Activity	$126.5	$105.4	20%	$251.1	$261.5	(4%)
Additions to PP&E	(41.4)	(39.9)		(122.6)	(119.0)	3%
Purchase of companies, net of cash	(17.7)	(0.2)		(107.9)	(39.0)
Proceeds from business and asset sales	1.8	11.0		3.7	12.6
Dividends paid	(49.4)	(47.6)		(144.2)	(138.0)
Repurchase of common stock, net	(0.6)	(41.5)		(107.9)	(154.8)
Additions (payments) to debt, net	(90.5)	13.4		99.5	228.4
Other	(11.6)	7.2		(34.3)	9.3

Increase (Decr.) in Cash & Equiv.	$(82.9)	$7.8		$(162.6)	$61.0

FINANCIAL POSITION	30-Sep
(In millions)	2018	2017	Change
Cash and equivalents	$363.5	$342.9
Receivables	625.5	585.8
Inventories	634.0	558.0
Other current assets	44.0	63.0

Total current assets	1,667.0	1,549.7	8%
Net fixed assets	723.0	644.3
Goodwill and other assets	1,159.1	1,129.7

TOTAL ASSETS	$3,549.1	$3,323.7	7%

Trade accounts payable	$428.7	$381.8
Current debt maturities	3.6	153.3
Other current liabilities	352.6	356.4

Total current liabilities	784.9	891.5	(12%)
Long-term debt	1,353.2	1,044.4	30%
Deferred taxes and other liabilities	245.0	215.0
Equity	1,166.0	1,172.8	(1%)

Total Capitalization	2,764.2	2,432.2	14%

TOTAL LIABILITIES & EQUITY	$3,549.1	$3,323.7	7%

[1]	2017 results retrospectively adjusted for new accounting guidance on the presentation of pension cost.

LEGGETT & PLATT	Page 5 of 6	October 25, 2018

SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(In millions)	2018	2017	Change	2018	2017	Change
External Sales
Residential Products	$446.5	$426.7	4.6%	$1,283.4	$1,225.8	4.7%
Industrial Products	97.4	71.2	36.8%	275.8	216.9	27.2%
Furniture Products	294.1	284.0	3.6%	866.8	816.0	6.2%
Specialized Products	253.5	227.8	11.3%	796.8	700.6	13.7%

Total	$1,091.5	$1,009.7	8.1%	$3,222.8	$2,959.3	8.9%

Inter-Segment Sales
Residential Products	$3.4	$4.5		$12.7	$13.5
Industrial Products	76.0	63.8		220.5	192.7
Furniture Products	3.9	3.7		10.4	14.4
Specialized Products	0.7	1.9		2.0	5.5

Total	$84.0	$73.9		$245.6	$226.1

Total Sales (External + Inter-segment)
Residential Products	$449.9	$431.2	4.3%	$1,296.1	$1,239.3	4.6%
Industrial Products	173.4	135.0	28.4%	496.3	409.6	21.2%
Furniture Products	298.0	287.7	3.6%	877.2	830.4	5.6%
Specialized Products	254.2	229.7	10.7%	798.8	706.1	13.1%

Total	$1,175.5	$1,083.6	8.5%	$3,468.4	$3,185.4	8.9%

EBIT
Residential Products	$43.0	$50.5	(15%)	$118.0	$143.2	(18%)
Industrial Products	25.2	1.1	2191%	47.6	17.0	180%
Furniture Products	14.0	24.5	(43%)	48.3	65.1	(26%)
Specialized Products	43.5	34.2	27%	141.5	121.3	17%
Intersegment eliminations and other	(1.3)	(1.1)		(2.5)	0.8

Total	$124.4	$109.2	14%	$352.9	$347.4	2%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Products	9.6%	11.7%	(210)	9.1%	11.6%	(250)
Industrial Products	14.5%	0.8%	1370	9.6%	4.2%	540
Furniture Products	4.7%	8.5%	(380)	5.5%	7.8%	(230)
Specialized Products	17.1%	14.9%	220	17.7%	17.2%	50

Overall from Continuing Operations	11.4%	10.8%	60	11.0%	11.7%	(70)

LAST SIX QUARTERS	2017			2018
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Net Sales ($ million)	989	1,010	984	1,029	1,102	1,092
Sales Growth (vs. prior year)	3%	6%	9%	7%	11%	8%
Unit Volume Growth (same locations, vs. prior year)	2%	4%	5%	1%	6%	3%

Adjusted EBIT [3]	122	117	112	107	121	124
Cash from Operations ($ million)	98	105	182	44	81	127

Adjusted EBITDA (trailing twelve months) [3]	591	581	594	588	589	598
(Long-term debt + current maturities) / Adj. EBITDA [3,4]	2.0	2.1	2.1	2.4	2.5	2.3

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Products	(3%)	2%	3%	1%	7%	3%
Industrial Products	1%	(3%)	7%	13%	23%	28%
Furniture Products	6%	7%	8%	3%	9%	4%
Specialized Products	5%	9%	10%	11%	11%	3%
Overall from Continuing Operations	4%	6%	9%	6%	10%	6%

[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

[3]	Refer to next page for non-GAAP reconciliations.

[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	October 25, 2018

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES 8

	2017			2018
Non-GAAP adjustments, Continuing Ops [5]	2Q	3Q	4Q	1Q	2Q	3Q
Loss on sale of operations	—	3.3	—	—	—	—
Gain on sale of real estate	—	—	(23.4)	—	—	—
Pension settlement charge	—	—	15.3	—	—	—
Goodwill and related asset impairment	—	4.6	—	—	—	—

Non-GAAP adjustments (pretax)	—	7.9	(8.1)	—	—	—
Income tax impact	—	(2.8)	2.5	—	—	—
Tax Cuts and Jobs Act impact	—	—	50.4	—	—	—
Tax benefit of CVP divestiture	—	(5.7)	(1.9)	—	—	—

Non-GAAP adjustments (after tax)	—	(0.6)	42.9	—	—	—

Diluted shares outstanding	137.4	136.9	136.6	136.3	135.0	134.7
EPS impact of non-GAAP adjustments	—	(0.00)	0.32	—	—	—

	2017			2018
Adjusted EBIT, Margin, and EPS [5]	2Q	3Q	4Q	1Q	2Q	3Q
EBIT (earnings before interest and taxes)	122.3	109.2	120.5	107.4	121.1	124.4
Non-GAAP adjustments (pretax)	—	7.9	(8.1)	—	—	—

Adjusted EBIT ($ millions)	122.3	117.1	112.4	107.4	121.1	124.4

Net sales from continuing operations	989	1,010	985	1,029	1,102	1,092

EBIT margin	12.4%	10.8%	12.2%	10.4%	11.0%	11.4%
Adjusted EBIT margin	12.4%	11.6%	11.4%	10.4%	11.0%	11.4%

Diluted EPS from Continuing Operations	0.64	0.61	0.27	0.57	0.63	0.67
EPS impact of non-GAAP adjustments	—	(0.00)	0.32	—	—	—

Adjusted EPS ($)	0.64	0.61	0.59	0.57	0.63	0.67

	2017			2018
Net Debt to Net Capitalization [6]	2Q	3Q	4Q	1Q	2Q	3Q
Long-term debt	1,184	1,044	1,098	1,239	1,298	1,353
Current debt maturities	3	153	154	154	154	4

Total Debt	1,187	1,198	1,252	1,393	1,452	1,357
Less cash and equivalents	(335)	(343)	(526)	(495)	(446)	(364)

Net Debt	852	855	726	898	1,005	993

Total capitalization	2,540	2,432	2,575	2,714	2,707	2,764
Current debt maturities	3	153	154	154	154	4
Less cash and equivalents	(335)	(343)	(526)	(495)	(446)	(364)

Net Capitalization	2,208	2,243	2,203	2,374	2,415	2,404

Long-Term Debt to Total Capitalization	47%	43%	43%	46%	48%	49%
Net Debt to Net Capital	39%	38%	33%	38%	42%	41%

	2017			2018
Total Debt to EBITDA [7]	2Q	3Q	4Q	1Q	2Q	3Q
Total Debt	1,187	1,198	1,252	1,393	1,452	1,357
EBIT	122.3	109.2	120.5	107.4	121.1	124.4
Depreciation and Amortization	31.9	32.2	31.5	33.4	33.8	33.8

EBITDA	154.2	141.4	152.0	140.8	154.9	158.2
Non-GAAP adjustments (pretax)	—	7.9	(8.1)	—	—	—

Adjusted EBITDA ($ millions)	154.2	149.3	143.9	140.8	154.9	158.2

Adjusted EBITDA, trailing 12 months	591	581	594	588	589	598

Total Debt / Adjusted 12-month EBITDA	2.0	2.1	2.1	2.4	2.5	2.3

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]

These calculations portray debt position if the company was to use its cash to pay down debt. Management and investors use this ratio to track leverage trends across time periods with variable levels of cash.

[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.